Exhibit 99.9

AmpliTech Group Announces Unit Rights Offering

Investors must own AMPG Common stock by close of Nasdaq trading on Friday November 7, 2025 to be a Record Date holder.

Hauppauge, NY, October 30, 2025 – AmpliTech Group, Inc. (Nasdaq: AMPG, AMPGW) (the “Company” or “AmpliTech”), a leading designer and manufacturer of advanced signal-processing components for satellite, 5G/6G networks, and quantum systems, today announced that it intends to offer to its shareholders and certain Warrantholders a dividend in the form of a transferable unit subscription right ( “Unit Rights”) to participate in the unit rights offering.

AmpliTech has an effective Form S-3 base prospectus from which it intends to offer these securities registered with the Securities and Exchange Commission (the “SEC”) for a proposed rights offering in which it plans to distribute to (a) stockholders and (b) certain warrantholders two transferable Unit Rights to purchase up to the maximum of 8,000,000 units at $4.00 per unit. Each unit will consist of one share of common stock (the “Common Shares”) and two short-term rights to purchase additional Common Shares.

Under the rights offering, each stockholder and certain warrantholders as of the record date will receive as a dividend, at no charge, two Unit Rights for each (a) Common Share and (b) each Common Share subject to a Warrant owned on the record date. The distribution of the Unit Rights will occur on or around the record date. The record date for the distribution of the Unit Rights, the expiration dates for the Unit Rights and related short-term rights, and related pricing information will be included in the final prospectus.

Holders who fully exercise their Unit Rights will be entitled to oversubscribe for additional units, if available, that are not purchased by other right holders, subject to potential pro rata allocation of those over-subscription units for which they subscribe in proportion to the total number of over-subscription units.

AmpliTech intends to use the net proceeds of the rights offering to scale domestic manufacturing and operations; advance R&D and product commercialization; deepen vertical integration and supply-chain resilience; engage in strategic partnerships; and support corporate growth initiatives; and for working capital and general corporate purposes. The Company recommends that current shareholders and certain warrantholders notify their broker or financial advisor about the upcoming rights offering to ensure their ability to participate.

The expected calendar for the rights offering is as follows:

Dates
Ownership date (last day to buy AMPG to become Record date holder)	November 7, 2025
Record date	November 10, 2025
Commencement date	November 11, 2025

UNIT RIGHTS
Deadline for delivery of subscription and payment of unit subscription price	December 10, 2025
Expiration date for Subscription Rights	December 10, 2025
Extension period (if any)	January 9, 2026

SERIES RIGHTS
Series A Rights Subscription Price of $5.00 per share
Deadline for delivery of subscription and payment of exercise price	July 18, 2026
Expiration date for Series A Rights	July 18, 2026

Series B Rights Subscription Price of $6.00 per share
Deadline for delivery of subscription and payment of exercise price	November 20, 2026
Expiration date for Series B Rights	November 20, 2026

Please contact our information agent MacKenzie Partners, Inc. if you have questions about the rights offering or need copies of the prospectus at AMPG@mackenziepartners.com

AmpliTech has engaged Moody Capital Solutions, Inc. to act as dealer-manager for the rights offering. Broker dealers, registered investment advisors and institutions may contact Moody at info@moodycapital.com.

AmpliTech reserves the right to terminate the proposed rights offering at any time prior to the expiration date and for any reason. A prospectus relating to these securities will be filed with the SEC. This announcement shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Securities of AmpliTech are NSMIA exempt. A security that is NSMIA exempt is classified as a “covered security” under the National Securities Markets Improvement Act of 1996 and is therefore exempt from state-level registration and regulation, subject only to federal oversight through the SEC. The rights offering will be made only by means of a prospectus.

About AmpliTech Group, Inc.

AmpliTech Group, Inc., is comprised of five divisions, AmpliTech Inc., Specialty Microwave, Spectrum Semiconductors Materials, AmpliTech Group Microwave Design Center, and AmpliTech Group True G Speed Services, is a leading designer, developer, manufacturer, and distributor of cutting-edge radio frequency (RF) microwave components and 5G network solutions. Serving global markets including satellite communications, telecommunications (5G & IoT), space exploration, defense, and quantum computing, AmpliTech Group is committed to advancing technology and innovation. For more information, please visit our website at www.amplitechgroup.com or amplitech5G.com.

About Moody Capital Solutions, Inc.

Moody Capital Solutions, Inc. has cultivated and actively maintains deep relationships across a wide network of institutional investors, top-tier law firms, and investor relations specialists. These connections empower it to deliver unmatched advisory services and seamless transaction execution. At Moody Capital, every client engagement is led directly by senior bankers—from strategy to closing. Unlike larger firms, it does not delegate execution to junior staff. Moody Capital is a relationship-driven investment bank committed to delivering high-touch, high-quality results. Moody Capital senior bankers collectively have more than 150 years of investment banking experience. Moody Capital senior bankers have worked at some of the leading large-cap and small-cap investment banks in the U.S.

Safe Harbor Statement

This release contains statements that constitute forward-looking statements. These statements appear in several places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things, that the Company will close and be successful in raising capital in connection with the rights offering. The words “may” “would” “will” “expect” “estimate” “anticipate” “believe” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements because of various factors. Other risks are identified and described in more detail in the “Risk Factors” section of the Company’s filings with the SEC, which are available on our website and with the SEC at www.sec.gov. We undertake no obligation to update, and we do not have a policy of updating or revising these forward-looking statements, except as required by applicable law.

Contacts:

Corporate Social Media	Company Contact:
X: @AmpliTechAMPG	Jorge Flores
Instagram: @AmpliTechAMPG	Tel: 631-521-7831
Facebook: AmpliTechInc	Investors@amplitechgroup.com
Linked In: AmpliTech Group Inc

Investors Relations:

PCG Advisory, Inc.

Kirin Smith

ksmith@pcgadvisory.com